UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  April 18, 2011

SUPREME INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8183	75-1670945
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

P.O. Box 237

2581 E. Kercher Road

Goshen, Indiana 46528

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (574) 642-3070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2011, the following management changes occurred at Supreme Industries, Inc. (the “Company”):

Matthew W. Long, a Certified Public Accountant,  was appointed to the position of Chief Financial Officer (“CFO”), Treasurer, and Assistant Secretary.  In his capacity as CFO, Mr. Long will assume the duties as the Company’s Principal Financial Officer and Principal Accounting Officer.

Mr. Long, age 49, was the Treasurer of CTS Corporation (“CTS”), a manufacturer of electronic components and sensors and a supplier of electronics manufacturing services from June 2003 to February 2011, and the Assistant Treasurer of CTS from December 2000 through May 2003.  Prior to his employment at CTS Corporation, Mr. Long served in a variety of accounting positions for Emerson Electric, General Housewares/Chicago Cutlery and United Technologies.  None of his prior employers has, or at any time in the past has had, an affiliate or other relationship with the Company.   There is no family relationship between Mr. Long and any of the Company’s directors or executive officers.

Mr. Long’s base annual salary will be $220,000.  In addition, Mr. Long will receive 15,000 shares of the Company’s Class A Common Stock after the completion of six months of employment.  There is no employment contract since Mr. Long was hired on an “at-will” basis.  Other than compensation paid in the ordinary course of business, Mr. Long has no material contract or arrangement with the Company.

Jeffery D. Mowery stepped down as the Company’s Chief Financial Officer, Treasurer, and Assistant Secretary effective April 18, 2011.  Mr. Mowery will retain the title of Vice President of Finance. He will be responsible for quarterly and annual SEC/SOX compliance, credit and collections, working capital management and commercial insurance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPREME INDUSTRIES, INC.

Date: April 22, 2011	By:	/s/ Kim Korth
Kim Korth,
President and Chief Executive Officer